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                                                                    EXHIBIT 3.2



                                                      DIVISION OF CORPORATIONS
                                                      FILED 10:46 AM 09/13/1991
                                                      912565054 - 2264857


                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           VCT ACQUISITIONS II, INC.


VCT ACQUISITIONS II, INC., a corporation organized on June 4, 1991 and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

         DOES HEREBY CERTIFY:

         FIRST:   That the Corporation has not received any payment for any of its stock;

         SECOND: That the Board of Directors of the Corporation at a meeting duly held and in accordance with the provisions of Sections 241 and 245 of the General Corporation Law of the State of Delaware has duly approved and adopted the following resolution amending in its entirety the Certificate of Incorporation of the Corporation:

         RESOLVED, that the Corporation amend its Certificate of Incorporation and that the Restated Certificate of Incorporation of the Corporation attached to these resolutions as Exhibit A, be, and hereby is, approved and adopted.

         IN WITNESS WHEREOF, said VCT Acquisitions II, Inc. has caused this certificate to be signed by its Senior Vice President this 13th day of September, 1991.



                                             ----------------------------------
                                             Wayne L. Taylor
                                             Senior Vice President



Attest:



By:
    --------------------------------
    Brent Bullock
    Secretary
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                                                                      EXHIBIT A


                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                         VIRAL CONTROL TECHNOLOGY INC.


         FIRST.   The name of this corporation is Viral Control Technology,
Inc.

         SECOND. The registered office in the State of Delaware is to be located at 1209 Orange Street in the City of Wilmington, County of New Castle. The registered agent in charge thereof is The Corporation Trust Company at 1209 Orange Street in the City of Wilmington, County of New Castle.

         THIRD.   The nature of the business and the objects and purposes
proposed to be transacted, promoted and carried on, are to do any or all of the things herein mentioned, as fully and to the same extent as natural persons might or could do, and in any part of the world, viz:

         The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH. Section 1. The total number of shares of all classes of stock which the corporation shall have authority to issue is seventy-five million (75,000,000) shares.

         The corporation shall have authority to issue two (2) classes of stock. Fifty million (50,000,000) shares shall be common stock having a par value of $.001 (hereinafter referred to as "Common Stock") and twenty-five million (25,000,000) shares shall be preferred stock issuable in series and have a par value of $.001 (hereinafter referred to as "Preferred Stock").

         Section 2. Statement of Preferences, Limitations and Relative Rights in Respect of Shares of Each Class. A description of the different classes of stock and a statement of the designations, preferences, voting rights, limitations and relative rights of the holders of stock of such classes are as follows:

         A.       Preferred Stock.

                  (1) Shares of Preferred Stock may be issued from time to time in one or more series. The preferences and relative, participating, optional and other special rights of each of such series and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series already outstanding; and the Board of Directors of the corporation is hereby expressly granted authority to fix, by resolution or resolutions adopted prior to the issuance of any shares of a particular series of Preferred Stock, the designations, preferences and relative, participating, optional and other special rights, or the qualifications, limitations or restrictions thereof, of such series, including, without limiting the generality of the foregoing, the following:
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                           (a)      The rate, if any, and times at which, and
the terms and conditions on which, dividends on the Preferred Stock of such series shall be paid;

                           (b)      The redemption price or prices, if any, and
the times at which Preferred Stock of such series may be redeemed;

                           (c)      The rights of the holders of Preferred
Stock of such series upon the voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding up of the corporation;

                           (d)      The terms of the sinking fund or redemption
of purchase account, if any, to be provided for the Preferred Stock of such series;

                           (e)      The right, if any, of the holders of
Preferred Stock of such series to convert the same into, or exchange the same for, other classes of stock of the corporation and the terms and conditions of such conversation or exchange; and

                           (f)      The voting powers, if any, of the holders
of the Preferred Stock of such series.

                  (2) All Shares of a particular series shall be identical in all respects. The rights of the Common Stock of the corporation may be subject to the preferences and relative, participating, optional and other special rights of the Preferred Stock of each series as fixed from time to time by the Board of Directors as aforesaid.

                  (3) The holders of the Preferred Stock, in preference to the holders of the Common Stock of the corporation, may be entitled to receive, if and when declared by the Board of Directors, dividends at the rate established by the Board of Directors at the time of the issuance of the shares of each series. Such dividends, when and if declared, may be cumulative so that if dividends in respect of any dividend period shall not have been paid upon, or declared and set apart for, the Preferred Stock, the deficiency shall be fully paid or declared and set apart before any dividends shall be paid upon, or declared or set apart for the Common Stock.

         B.       Common Stock.

                  (1) After the requirements with respect to preferential dividends upon the Preferred Stock shall have been met, if such preference be established by the Board of Directors of the corporation, and after the corporation shall have complied with all requirements, if any, with respect to the setting aside of sums as a sinking fund or redemption or purchase account for the benefit of any series of Preferred Stock, then and not otherwise, the holders of the Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors.

                  (2) After distribution in full for the preferential amount to be distributed to the holders of all series of the Preferred Stock then outstanding in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the corporation available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.


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                  (3)      Each holder of Common Stock shall have one (1) vote
for each share of Common Stock held by him in all matters submitted to a vote of the stockholders. Cumulative voting in the election of directors will not be allowed.

         FIFTH.   The Directors shall have power to make and to alter or amend the Bylaws , to fix the amount to be reserved as working capital, and to authorize and cause to be executed, mortgages and liens without limit as to the amount, upon the property and franchise of the Corporation.

         With the consent in writing, and pursuant to a vote of the holders of a majority of the capital stock issued and outstanding, the Directors shall have the authority to dispose, in any manner, of the whole property of this corporation.

         The Bylaws shall determine whether and to what extent the accounts and books of this Corporation, or any of them shall be open to the inspection of the stockholders; and no stockholder shall have any right of inspecting any account, or book or document of this Corporation, except as conferred by the law or the Bylaws, or by resolution of the stockholders.

         The stockholders and directors shall have power to hold their meetings and keep the books, documents and papers of the Corporation outside of the State of Delaware, at such places as may be from time to time designated by the Bylaws or by resolution of the stockholders or directors, except as otherwise required by the laws of Delaware.

         It is the intention that the objectives, purposes and powers specified in the third paragraph hereof shall, except where otherwise specified in said paragraph, be nowise limited or restricted by reference or inference from the terms of any other clause of paragraph in this certificate of incorporation, but that the objects, purposes and powers specified in the third paragraph and in each of the clauses or paragraphs of this charter shall be regarded as independent objects, purposes and powers.

         SIXTH.   The Corporation shall have the ability to indemnify its
directors and officers to the maximum extent permitted by the General Corporation Law of Delaware and other applicable law. The provisions relating to such indemnification of the directors and officers of the Corporation shall be set forth in the Bylaws of the Corporation as adopted and in force from time to time.

         SEVENTH. The provisions of Section 203 of the General Corporation Law of Delaware shall be applicable to the outstanding voting securities of this Corporation.


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